Exhibit 10.2

WINDHAM BRANNON, P.C.

March 3, 2021

Mr. Arnold Cohen

Director

JP Outfitters, LLC 5345

Creek Road,

Blue Ash, OH 45242

Re: Financial Advisory Services

We are pleased to confirm our acceptance and our understanding of the services Windham Brannon, P.C. (‘‘WBPC”) is to provide for JP Outfitters, LLC (“JP” or the “Company”). This letter, in conjunction with the accompanying exhibits provided detail the extent and breadth of the services that we are to provide.

Financial Advisory Services

For the purposes of this agreement, the term “Financial Advisor Services” shall have the meaning set forth in Exhibit A of this agreement.

Term

The term of this Agreement (the “Term”) shall be from its effective date until terminated or canceled by the Board of JP with 30 days’ notice.

Engagement Management and Staffing

Our procedure in executing major engagements of this nature is to use a professional team approach wherein our executive team participates directly in planning, implementation, and execution.

Gary Edwards - Principal

Gary Edwards, Principal, will be responsible for providing direct support throughout the entirety of the engagement, in addition to reviewing final client deliverable(s). Gary has over 30 years of experience in public and private companies and has held various executive leadership positions, including CEO and CFO. With industry expertise across construction, manufacturing, distribution, and business services, Gary has been responsible for the development and execution of a multitude of client engagements. Gary is a trusted, hands-on, results-oriented, business partner with an exemplary record of repeated successes and technical expertise in the development and execution of business and financial strategies. Gary is a South African Chartered Accountant who has post graduate certificates in accounting and tax.

Graydon Vandament - Manager

Graydon will be responsible for providing direct support across the all aspects of the engagement. Graydon has over 30 years of operational accounting experience, leading public, private, and private equity backed companies in CFO and Controller roles. Graydon’s industry experience spans retail, manufacturing, logistics, financial services, construction and engineering services, for firms ranging in size from $30 million to over $1billion in annual revenue. Prior to WB, Graydon was the Vice President of Finance for Kirlin Design Build, one of the largest Mechanical construction contractors in the Washington DC area. Graydon is a U.S. Certified Public Accountant and a Chartered Global Management Accountant. He holds a BBA degree with double majors in Accounting and Finance, from the University of Texas.

Viraj Patel - Manager

Viraj will be responsible for providing FP&A support across the all aspects of the engagement. Viraj has nearly 20 years of corporate finance and managerial consulting experience, specializing in strategy and operations across a wide array of high-growth organizations. Prior to WB, Viraj consulted within the technology, manufacturing, and media industries. Viraj leverages his comprehensive experience assisting clients through complex transactions, enterprise valuation and financial planning to help companies achieve their distinct growth objectives. Viraj holds a master’s degree from the Georgia Institute of Technology and a BBA, with double majors in Finance and Accounting from Georgia State University.

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com

Fees

In consideration of the performance of the Financial Advisory Services provided by WB on behalf of the Company during this Agreement (and in addition to the payment of expenses as provided for in Section 4.B of this report), the Company shall pay WB $30,000.00 per month plus expenses with an effective date of March 1st

Should the scope of the engagement be altered during the course of the engagement then a revised engagement letter shall be prepared and agreed upon.

During the Term, WB shall be reimbursed by the Company for all its reasonable and necessary out-of-pocket e:i,.1)enses, which are related to the provision of the Financial Advisory Services pursuant to this Agreement, including, but not limited to the following expenses: research services, accounting software fees, including hosting and support fees, travel, and communications. Expenses exceeding $500 individually (other than routine hotel and transportation expenses incurred in traveling) or $2,000 per month in aggregate shall require pre-approval by the Company. Further, to the extent offered and at the request of the Company, the Consultant will make every attempt to utilize Company travel resources.

Invoices will be submitted monthly and out-of-pocket expenses incurred during the Term of this Agreement. Invoices are due and payable within 15 days of the invoice date.

Non-Attest Services

Professional standards require that we commutate to you all non-attest services being provided by WB, regardless of the business segment that is providing the non-attest services. We have been engaged, either through this engagement letter or through other engagement letters, to provide certain non-attest services. Specifically, you have requested that we provide the non-attest services summarized on exhibit _\ to this agreement:

Other non-attest services may arise during the execution of our engagement. Should a previously unidentified non-attest service be requested by you, you confirm that the management and/ or governance of the Company will preapprove such additional non-attest service. We will determine whether such additional non-attest service requires an amendment to this engagement letter. By signing below, you understand and agree that, with respect to each of the non-attest services provided, the Company shall be solely responsible for, but not limited to: (a) making all management decisions and performing all management functions; (b) designating an individual, preferably within senior management, with the necessary skill, knowledge, and experience to be responsible and accountable for overseeing the non-attest service for which they have been designated; (c) evaluating the adequacy and results of our assistance with respect to the non-attest service; (d) accepting responsibility for such results; and (e) establishing and maintaining internal controls including, without limitation, monitoring ongoing activities.

Please sign and return this letter to indicate your acknowledgment of, and agreement with, the arrangements for our engagement including our respective responsibilities. This letter will continue in effect until canceled by either party.

Thank you for the opportunity to serve The J. Peterman Company. We look forward to a long and mutually beneficial business relationship.

Sincerely,

WINDHAM BRANNON, P.C.

Certified Public Accountants

Gary Edwards

Principal

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com

RESPONSE

JP acknowledges and agrees with the arrangements described in this letter, including our respective responsibilities.

By:	/s/ Arnold Cohen	3/08/2021
Name:	Arnold Cohen	Date
Title:	Director

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com

Exhibit A: Scope of Services

The Board will conduct a bi-weekly review of the status of the engagements beginning Friday March 19th, 2021. Any changes to scope will be discussed and approved at this time.

●	Initially focus on risk mitigation and financial reporting developing a matrix of work to be performed and agreed to by JP CEO and Management team
●	Assess management team for possible training, support or replacement (as appropriate)
●	Review existing disbursement and revenue cycle processes with particular emphasis on inventory management (strong focus on returns and related customer reimbursements)
●	Review QB chart of account and general ledger for output and usage optimization
●	Ensure all accounts arc properly reconciled and supported
●	Assess the current operating and financial reporting platforms for enhancement opportunities with respect to data integration as to avoid repeated data keying and systemize current manual operations
●	where applicable - provide or identify services providers who can cross train personnel in the various operational and financial systems in use at JP
●	Plan and execute an accelerated monthly close process improving accuracy and consistency
●	Expand the monthly financial package - analytics, year over year and month over month comparisons, TIM and YID margins, revenue, cost, and other useful performance measurements.
●	Develop/improve weekly cadence of reports to include KPI’s which integrate current sales info (by product) with cash totals, deposits, material outflows, prospecting information, etc.
●	Develop/improve weekly cash forecast to include 7-week and then expand to 13-week
●	Schedule comprehensive monthly review of the financials with Board of Directors
●	Work with company lending bank group as company seeks to strengthen relationship and provide expanded financing for both organic and acquired growth
●	Develop a flexible budget and multi-year forecasting process allowing for scenario planning based on changing variables
●	Other activities as directed by the Board of Directors and CEO

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com

Exhibit B - Standard Hourly Rates

Hourly Rates

Standard hourly rates are set for each employee based on the type of service and the employee’s experience and ability. If no extenuating circumstances exist, fees computed using hourly rates multiplied by actual hours worked are used as a billing guide.

Hourly rates vary substantially among employees. Accordingly, it makes sense to use less experienced staff members to perform routine accounting procedures to achieve the lowest fee. Our rates are adjusted annually to account for increasing experience and qualifications of employees. Our standard billing rates as of October 1, 2020 are as follows:

Administrative	$140
Administrative Manager	$200
Associate	$155 - $165
Experienced Associate	$185 - $200
Senior Associate	$210- $230
Manager	$275 - $310
Senior Manager	$320- $360
Director	$320 - $360
Principal	$440- $525

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com

Exhibit C - General Provisions

For current and former clients, we do not disclose any nonpublic personal information obtained in the course of our practice except as required or permitted by law. Permitted disclosures include, for instance, providing information to our employees, and in limited situations, to unrelated third parties in and outside of the United States who need to know that information to assist us in providing services to you. In all such situations, we enter into a contractual agreement with the third-party service provider to maintain the confidentiality of the information and arc reasonably assured that the third-party service provider has appropriate procedures in place to prevent the unauthorized release of confidential information to others.

We may from time to time, and depending on the circumstances, use third-party service providers, both inside and outside the United States, in serving your account. We may share confidential information about you with these service providers but remain committed to maintaining the confidentiality and security of your information. accordingly, we maintain internal policies, procedures, and safeguards to protect the confidentiality of the Company’s information.

We have secured confidentiality agreements with all service providers to maintain the confidentiality of your information, and we will take reasonable precautions to determine that they have appropriate procedures in place to prevent the unauthorized release of our confidential information to others. In the unlikely event that we are unable to secure an appropriate confidentiality agreement, you will be asked to provide your consent prior to the sharing of your confidential information with the third-party service provider. Furthermore, we will remain responsible for the work provided by any such third-party service providers.

The Company acknowledges that hiring current or former Windham Brannon personnel may be perceived as compromising our objectivity, and depending on the applicable professional standards, impairing our independence in certain circumstances accordingly, prior to entering into any employment discussions with such individuals, you agree to discuss the potential employment, including any applicable independence ramifications, with our engagement service leader responsible for the services.

Our practice is to submit periodic progress billings for our services as the work proceeds. If any dispute arises among the parties hereto, the parties agree first to try in good faith to settle the dispute by mediation administered by the . American Arbitration Association under its Rules for Professional .Accounting and Related Services Disputes before resorting to litigation. The costs of any mediation proceeding shall be shared equally by all parties. The parties of this agreement both agree that any dispute over fees charged by us to you will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the .American Arbitration Association. Such arbitration shall be binding and final. In agreeing to arbitration, we acknowledge that in the event of a dispute over fees charged by us to you, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

This engagement will come into full force and effect upon receipt by WBPC of the signed engagement letter. Unless terminated sooner in accordance with its terms, this engagement shall terminate upon completion of WBPC’s services hereunder. This engagement may be terminated by either party at any time by giving written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination. This engagement letter also covers consulting services that may arise for which you seek our advice, both written and oral, and that are not the subject of a separate engagement letter. To be of greatest assistance to you, we should be advised, in advance, of proposed transactions. If such matters are of a nature that we believe a separate engagement letter is appropriate, we will issue a separate letter to confirm the scope and related terms of that engagement.

Electronic Data Communication and Storage

In the interest of facilitating our services to you, we may send data over the Internet, or store electronic data via computer software applications hosted either on our servers, or any private or public clouds.

Your confidential electronic data may be transmitted or stored using these methods. We may use third party service providers to store or transmit this data, such as providers of tax return preparation software. In using these data communication storage methods, our firm employs measures designed to maintain data security. We use reasonable efforts to keep such communications and data access secure in accordance with our obligations under applicable laws, regulations, and professional standards. We require our third-party vendors to do the same.

You recognize and accept that we have no control over the unauthorized interception or breach of any communications or data once it has been sent or has been subject to unauthorized access, notwithstanding all reasonable security measures employed by us or our third-party vendors. You consent to our use of these electronic devices and application and submission of confidential client information to third party service providers during this engagement.

Record Retention and Ownership

WBPC will return all your original records and documents provided to us at the conclusion of the engagement. Your records are the primary records for your operations and comprise the backup and support for your work product. Our copies of your records and documentation are not a substitute for your own records and do not mitigate your record retention obligations under any applicable laws or regulations.

Workpapers and other documents created by us are our property and will remain in our control. Copies are not to be distributed without our prior written consent. Our workpapers will be maintained by us in accordance with our firm’s record retention policy and any applicable legal and regulatory requirements. A copy of our record retention policy is available upon request.

Our firm destroys workpaper files after a period of five (5) years. Catastrophic events or physical deterioration may result in damage to or destruction of our firm’s records, causing the records to be unavailable before the expiration of the retention period as stated in our record retention policy. By your signature above, you acknowledge and agree that upon the expiration of the five-year period, WBPC shall be free to destroy our records related to this engagement.

Loss Limitation and Indemnification

WBPC and its members, owners, partners, principals, directors, officers, employees, accountants, attorneys, agents, and representatives’ liability for all claims, damages, and costs arising from this engagement are limited to the times the total amount of fees paid by you to WBPC for services rendered under this engagement.

3630 Peachtree Road NE, Suite 600 Atlanta, GA 30326	404.898.2000 www.windhambrannon.com